NUMBER

SHARES



ORGANIZED UNDER THE LAWS OF THE STATE OF NEVADA [redacted]

Title Starts Online, Inc.

SPECIMEN

This Certifies That ______________________ is the owner of ______________________ full paid and non-assessable

COMMON SHARES PAR VALUE OF $0.001

transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and sealed with the Seal of the Corporation,

this __________ day of __________ A.D. [redacted]

______________________ SECRETARY

______________________ PRESIDENT

No. S14

DWIGHT & M. H. JACKSON
205 W. RANDOLPH STREET

DIV. OF

CORPORATION SUPPLY CO.
CHICAGO, ILLINOIS 60606